Gaffney Cline

Gaffney, Cline & Associates, Inc.
Juana Manso 205, 4th Floor
Buenos Aires, Argentina

Tel: +54 11 4378 6497

February 2, 2021

Pampa Energía S.A.
Maipú 1, Piso 20
C1084ABA Ciudad Autónoma de Buenos Aires
República Argentina

Ladies and Gentlemen,

We hereby consent to the references to Gaffney, Cline & Associates and to the inclusion of our third-party letter report issued on February 2, 2021, as set forth under the sections "Item 4 Information on the Company – Our Oil and Gas Business – Reserves," "Item 19 Exhibits," and as Exhibit 13.2 in Pampa Energía Sociedad Anónima's (PAMPA) report on Form 20-F for the year ended December 31, 2020, to be filed with the United States Securities and Exchange Commission (SEC).

Our third-party letter report dated February 2, 2021 contains our independent audit of the proved crude oil, condensate, natural gas liquids, gasoline and marketable gas reserves as of December 31, 2020 of the following selected concessions in Argentina in which PAMPA holds interests: El Mangrullo, Sierra Chata, Rio Neuquén (Neuquén), Rio Neuquén (Rio Negro), Rincón de Mangrullo, Rincón de Aranda, Gobernador Ayala, El Tordillo, Puesto Quiroga, La Tapera and Chirete-Los Blancos. The above-mentioned reserves cover 98% of PAMPA's total company reserves.

Regarding the total company reserves reported by PAMPA in the Form 20-F, GCA has not audited any reserves reported in the Form 20-F other than the units mentioned above.

Yours sincerely,

Gaffney, Cline & Associates

Eduardo Sanchez J., *Senior Geosciences Advisor*